ISSUER FREE WRITING PROSPECTUS NO. 1797BG Filed Pursuant to Rule 433 Registration Statement No. 333-184193 Dated July 12, 2013 Deutsche Bank AG Trigger Autocallable Optimization Securities

$•Deutsche Bank AG Securities Linked to the SPDR® S&P® Oil & Gas Exploration and Production ETF due on or about July 25, 2018
$•Deutsche Bank AG Securities Linked to the iShares® MSCI Emerging Markets ETF due on or about July 25, 2018
Investment Description
Trigger Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of a specific exchange traded fund described herein (each, a “Fund”). The Securities are designed for investors who want to express a moderately bullish view on the Fund. If the Closing Price of the Fund is greater than or equal to the Initial Fund Price on any Observation Date (quarterly, beginning after one year, including the Final Valuation Date), Deutsche Bank AG will automatically call the Securities and pay you a Call Price equal to the Face Amount per Security plus the applicable Call Return based on the applicable Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called and the Final Fund Price is greater than or equal to the applicable Trigger Price, at maturity Deutsche Bank AG will pay you an amount equal to your initial investment. However, if the Securities are not automatically called and the Final Fund Price is less than the applicable Trigger Price, Deutsche Bank AG will pay you less than your initial investment, resulting in a loss of 1.00% of your initial investment for every 1.00% decline in the Final Fund Price as compared to the Initial Fund Price. Under these circumstances you will lose a significant portion, and could lose all, of your initial investment. You will not receive interest payments during the term of the Securities. Investing in the Securities is subject to significant risks, including the risk of losing your entire initial investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
Features	Key Dates1
❑ Call Return — If the Closing Price of the Fund is greater than or equal to the Initial Fund Price on any Observation Date (quarterly, beginning after one year, including the Final Valuation Date), we will automatically call the Securities and pay you a Call Price equal to the Face Amount per Security plus the applicable Call Return based on the applicable Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called, investors may have full downside market exposure to the Fund at maturity.

❑ Downside Exposure with Contingent Repayment of Your Initial Investment at Maturity — If the Securities have not been called, you hold the Securities to maturity and the Final Fund Price is greater than or equal to the applicable Trigger Price, we will pay you your initial investment at maturity. If the Final Fund Price is less than the applicable Trigger Price, however, Deutsche Bank AG will repay less than the Face Amount per Security, resulting in a loss of 1.00% of your initial investment for every 1.00% decline in the Final Fund Price as compared to the Initial Fund Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.
	Trade Date Settlement Date Observation Dates2 Final Valuation Date2 Maturity Date2	July 19, 2013 July 24, 2013 Quarterly, after 1 year July 19, 2018 July 25, 2018
1 Expected. 2 See page 4 for additional details

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE FUND. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE 8 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offering
We are offering two separate Trigger Autocallable Optimization Securities (each, a “Security”). Each Security is linked to the performance of a different Fund and each has a different Call Return Rate and may have a different Initial Fund Price and Trigger Price. The Securities are our unsubordinated and unsecured obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof. The Initial Fund Price and Trigger Price for each Security will be determined on the Trade Date.

Fund	Call Return Rate	Initial Fund Price	Trigger Price	CUSIP/ ISIN
SPDR® S&P® Oil & Gas Exploration and Production ETF (Ticker: XOP)	9.00% per annum		$65.00% - 70.00% of the Initial Fund Price	25155L509 / US25155L5093
iShares® MSCI Emerging Markets ETF (Ticker: EEM)	8.00% per annum		$65.00% - 70.00% of the Initial Fund Price	25155L400 / US25155L4005
See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in underlying supplement No. 1 dated October 1, 2012, product supplement BG dated October 9, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 28, 2012 and this free writing prospectus.
For the Securities linked to the SPDR® S&P® Oil & Gas Exploration and Production ETF , the Issuer’s estimated value of the Securities on the Trade Date is approximately $9.34 to $9.54 per $10.00 Face Amount of Securities. For the Securities linked to the iShares® MSCI Emerging Markets ETF, the Issuer’s estimated value of the Securities on the Trade Date is approximately $9.43 to $9.63 per $10.00 Face Amount of Securities. The Issuer’s estimated value of each Security is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Securities” on the following page of this free writing prospectus for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying underlying supplement, product supplement BG, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the SPDR® S&P® Oil & Gas Exploration and Production ETF		$$10.00		$$0.25		$$9.75
Securities linked to the iShares® MSCI Emerging Markets ETF		$$10.00		$$0.25		$$9.75
(1)	For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities
The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six and a quarter months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities
You should read this free writing prospectus, together with the underlying supplement No. 1 dated October 1, 2012, product supplement BG dated October 9, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

♦	Product supplement BG dated October 9, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005360/crt_dp33475-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offerings to which this free writing prospectus relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to these offerings that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in these offerings will arrange to send you the underlying supplement, product supplement, prospectus supplement, prospectus and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

If the terms described in this free writing prospectus are inconsistent with those described in the accompanying underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Trigger Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires. This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

All references to “Observation Date” in this free writing prospectus shall be deemed to refer to “Call Date” as defined in the accompanying product supplement. For the avoidance of doubt, the “Commodity Hedging Disruption Event” discussed in product supplement BG does not apply to these offerings of Securities.
Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 6 of this free writing prospectus and “Risk Factors” on page 8 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate the loss of some or all of your investment and are willing to make an investment in which you could have the same downside market risk as an investment in the shares of the Fund or the component securities held by the Fund.

♦    You believe the Closing Price of the Fund will be greater than or equal to the Initial Fund Price on any Observation Date, including the Final Valuation Date.

♦    You understand and accept that you will not participate in any appreciation in the price of the Fund and you are willing to make an investment the return of which is limited to the applicable Call Return.

♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Fund.

♦    You would be willing to invest in the Securities based on the applicable Call Return Rate set forth on the cover of this free writing prospectus.

♦    You would be willing to invest in the Securities if the applicable Trigger Price was set equal to the top of its applicable range as specified on the cover of this free writing prospectus (the actual Trigger Price for each offering of the Securities will be determined on the Trade Date).

♦    You do not seek current income from this investment and are willing to forgo any dividends paid on the component securities held by the Fund.

♦    You are willing and able to hold Securities that will be automatically called on any Observation Date on which the Closing Price of the Fund is greater than or equal to the Initial Fund Price, and you are otherwise willing and able to hold the Securities to maturity for a term of approximately 5 years, and are not seeking an investment for which there will be an active secondary market.

♦    You are willing to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you including any payment upon an earlier automatic call or any repayment of your initial investment at maturity.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You cannot tolerate the loss of a substantial portion or all of your investment and you are not willing to make an investment in which you could have the same downside market risk as an investment in the shares of the Fund or the component securities held by the Fund.

♦    You require an investment designed to provide a full return of your initial investment at maturity.

♦    You believe the Securities will not be automatically called and the Final Fund Price will be less than the applicable Trigger Price.

♦    You seek an investment that participates in the full appreciation in the price of the Fund or that has unlimited return potential.

♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Fund.

♦    You would be unwilling to invest in the Securities based on the applicable Call Return Rate set forth on the cover of this free writing prospectus.

♦    You would be unwilling to invest in the Securities if the applicable Trigger Price was set equal to the top of its applicable range as specified on the cover of this free writing prospectus (the actual Trigger Price for each offering of the Securities will be determined on the Trade Date).

♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦    You seek current income from this investment or you prefer to receive dividends paid on the component securities held by the Fund.

♦    You are unwilling or unable to hold Securities that will be automatically called on any Observation Date on which the Closing Price of the Fund is greater than or equal to the Initial Fund Price, or you are otherwise unable or unwilling to hold the Securities to maturity for a term of approximately 5 years, and seek an investment for which there will be an active secondary market.

♦    You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities for all payments on the Securities, including any payment upon an earlier automatic call or any repayment of your initial investment at maturity.

Indicative Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount per Security
Face Amount	$10.00
Term	Approximately 5 years, subject to a quarterly automatic call beginning after one year
Trade Date1	July 19, 2013
Settlement Date1	July 24, 2013
Final Valuation Date1, 2	July 19, 2018
Maturity Date1, 2, 3	July 25, 2018
Funds	SPDR® S&P® Oil & Gas Exploration and Production ETF (Ticker: XOP) iShares® MSCI Emerging Markets ETF (Ticker: EEM)
Call Feature
The Securities will be automatically called if the Closing Price of the relevant Fund on any Observation Date is greater than or equal to its Initial Fund Price. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the applicable Call Price for the applicable Observation Date.

Observation Dates1, 2	Quarterly, beginning after one year, on the dates set forth in the tables below.
Call Settlement Dates2	Two business days following the relevant Observation Date, except the Call Settlement Date for the Final Valuation Date will be the Maturity Date
Call Return and Call Return Rate	The Call Return for each Fund increases the longer the Securities are outstanding and is based upon the applicable Call Return Rate specified on the cover hereof.
Call Price	The Call Price for each Fund equals the Face Amount per Security plus the product of the Face Amount per Security and the applicable Call Return.
		For the Securities linked to the SPDR® S&P® Oil & Gas Exploration and Production ETF:		For the Securities linked to the iShares® MSCI Emerging Markets ETF:
Observation Dates	Expected Call Settlement Dates	Call Return	Call Price (per $10.00 Face Amount of Securities)	Call Return	Call Price (per $10.00 Face Amount of Securities)
July 25, 2014	July 29, 2014	9.00%	$10.900	8.00%	$10.800
October 20, 2014	October 22, 2014	11.25%	$11.125	10.00%	$11.000
January 20, 2015	January 22, 2015	13.50%	$11.350	12.00%	$11.200
April 20, 2015	April 22, 2015	15.75%	$11.575	14.00%	$11.400
July 20, 2015	July 22, 2015	18.00%	$11.800	16.00%	$11.600
October 19, 2015	October 21, 2015	20.25%	$12.025	18.00%	$11.800
January 19, 2016	January 21, 2016	22.50%	$12.250	20.00%	$12.000
April 20, 2016	April 22, 2016	24.75%	$12.475	22.00%	$12.200
July 19, 2016	July 21, 2016	27.00%	$12.700	24.00%	$12.400
October 19, 2016	October 21, 2016	29.25%	$12.925	26.00%	$12.600
January 19, 2017	January 23, 2017	31.50%	$13.150	28.00%	$12.800
April 19, 2017	April 21, 2017	33.75%	$13.375	30.00%	$13.000
July 19, 2017	July 21, 2017	36.00%	$13.600	32.00%	$13.200
October 19, 2017	October 23, 2017	38.25%	$13.825	34.00%	$13.400
January 19, 2018	January 23, 2018	40.50%	$14.050	36.00%	$13.600
April 19, 2018	April 23, 2018	42.75%	$14.275	38.00%	$13.800
July 19, 2018 (Final Valuation Date)	July 25, 2018 (Maturity Date)	45.00%	$14.500	40.00%	$14.000

Payment at Maturity (per $10.00 Face Amount of Securities)
If the Securities are not automatically called and the Final Fund Price is greater than or equal to the applicable Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity equal to $10.00 per $10.00 Face Amount of Securities.

If the Securities are not automatically called and the Final Fund Price is less than the applicable Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity less than the $10.00 Face Amount of Securities, equal to:

$10.00 + ($10.00 x Fund Return)

Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the negative Fund Return.

Fund Return	For each Security: Final Fund Price – Initial Fund Price Initial Fund Price
Trigger Price
For the Securities linked to the SPDR® S&P® Oil & Gas Exploration and Production ETF, 65.00%-70.00% of the Initial Fund Price

For the Securities linked to the iShares® MSCI Emerging Markets ETF, 65.00%-70.00% of the Initial Fund Price

The actual Trigger Price for each Security will be determined on the Trade Date.

Closing Price	On any trading day, the last reported sale price of one share of the Fund on the relevant exchange multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.
Initial Fund Price	The Closing Price of the relevant Fund on the Trade Date
Final Fund Price	The Closing Price of the relevant Fund on the Final Valuation Date
Share Adjustment Factor	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT UPON AN AUTOMATIC CALL OR ANY REPAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade Date:	The Closing Price of the relevant Fund (Initial Fund Price) is observed and the relevant Trigger Price is determined.

Quarterly (including at maturity):
The Securities will be automatically called if the Closing Price of the relevant Fund on any Observation Date is greater than or equal to its Initial Fund Price.

If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the applicable Call Price for the applicable Observation Date.

Maturity Date:
The Final Fund Price and Fund Return for the relevant Fund will be determined on the Final Valuation Date.

If the Securities are not automatically called and the Final Fund Price is greater than or equal to the applicable Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity equal to $10.00 per $10.00 Face Amount  of Securities.

If the Securities are not automatically called and the Final Fund Price is less than the applicable Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity less than the $10.00 Face Amount of Securities, equal to:

$10.00 + ($10.00 x Fund Return)

Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the negative Fund Return.

1
In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date, Maturity Date and Observation Dates may be changed to ensure that the stated term of the Securities remains the same.

2	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
3
Notwithstanding the provisions under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Fund or in any of the component securities held by the Fund. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to each Security generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you your initial investment in the Securities at maturity. If the Securities are not automatically called, the return on the Securities at maturity will depend on whether the Final Fund Price is greater than or equal to the applicable Trigger Price. If the Securities are not automatically called and the Final Fund Price is greater than or equal to the applicable Trigger Price, Deutsche Bank AG will pay you your initial investment. However, if the Securities are not automatically called on any Observation Date and the Final Fund Price is less than the applicable Trigger Price, you will be fully exposed to any negative Fund Return, resulting in a loss of your initial investment of 1.00% of your initial investment for every 1.00% decline in the Final Fund Price as compared to the Initial Fund Price. Accordingly, you could lose your entire initial investment.

♦
Limited Return Potential — If the Securities are called, the return potential of the Securities is limited to the applicable Call Return which is based on the applicable Call Return Rate, regardless of the performance of the Fund. Because the Call Return increases the longer the Securities are outstanding and the Securities could be automatically called as early as the first Observation Date (approximately one year after the Trade Date), the term of your investment could be cut short, and your return on the Securities would then be less than if the Securities were automatically called at a later date. As a result, an investment directly in the Fund or the component securities held by the Fund could provide a better return than an investment in the Securities. If the Securities are not automatically called, you may be fully exposed to the full downside performance of the Fund even though you cannot participate in any of the Fund's potential appreciation. Furthermore, because the closing price of the Fund at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Fund.

♦
Contingent Repayment of Your Initial Investment Applies Only if You Hold the Securities to Maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative your initial investment even if the Closing Price of the Fund is above the applicable Trigger Price.

♦
Higher Call Return Rates Are Generally Associated With a Greater Risk of Loss — Greater expected volatility with respect to the Fund reflects a higher expectation as of the Trade Date that the Closing Price of the Fund could close below the applicable Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Call Return Rate for the Securities. However, while the Call Return Rate is a fixed amount, the Fund’s volatility can change significantly over the term of the Securities. The price of the Fund could fall sharply, which could result in a significant loss of your initial investment.

♦
Reinvestment Risk — If your Securities are automatically called early, the holding period over which you would receive the applicable Call Return which is based on the applicable Call Return Rate could be as little as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

♦	No Coupon Payments — Deutsche Bank AG will not pay any interest or coupon payments with respect to the Securities.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less than the Issue Price of the Securities. — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your note or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component securities held by the Fund or holders of shares of the Fund would have.

♦
Investing in the Securities Is Not the Same as Investing in the Fund or the Securities Held by the Fund — The return on your Securities may not reflect the return you would realize if you were directly invested in the Fund or the component securities held by the Fund. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the component securities held by the Fund or holders of shares of the Fund would have. Further, you will not participate in any potential appreciation of the Fund, which could be significant.

♦
If the Price of the Fund Changes, the Value of Your Securities May Not Change in the Same Manner — Your Securities may trade quite differently from the shares of the Fund. Changes in the market price of the shares of the Fund may not result in a comparable change in the value of your Securities.

♦
Fluctuation of NAV — The market prices of the shares of the Fund may fluctuate in accordance with changes in its net asset value (the “NAV”) and supply and demand on the applicable stock exchanges. The NAV of the Fund may fluctuate with changes in the market value of the Fund’s securities holdings. Therefore, the market price of the Fund may differ from its NAV per share and the Fund may trade at, above or below its NAV per share.

♦
The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the Securities that are in addition to, or that differ from, those described in this free writing prospectus to reflect changes occurring in relation to the Fund in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the Securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the Securities.

♦
The Fund and its Tracked Index Are Different — The performance of the Fund may not exactly replicate the performance of its tracked index (the “Tracked Index”) because the Fund will reflect transaction costs and fees that are not included in the calculation of the Tracked Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its Tracked Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Tracked Index.

♦
Risks Associated with Investments in Securities with Concentration in the Oil and Gas Exploration and Production Industry — All or substantially all of the equity securities held by the SPDR® S&P® Oil & Gas Exploration and Production ETF are issued by companies whose primary business is directly associated with the exploration and production of oil and gas. As a result, the value of the Securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers or issuers in a less volatile industry. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil prices, such as natural disasters, supply disruptions, and geopolitical events and other factors that may offset or magnify each other, including:

♦	employment levels and job growth;

♦	worldwide and domestic supplies of, and demand for, crude oil and natural gas;

♦	the cost of exploring for, developing, producing, refining and marketing crude oil and natural gas;

♦	consumer confidence;

♦	changes in weather patterns and climatic changes;

♦	the ability of the members of Organization of Petroleum Exporting Countries and other producing nations to agree to and maintain production levels;

♦
the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere;

♦	the price and availability of alternative and competing fuels;

♦	domestic and foreign governmental regulations and taxes; and

♦	general economic conditions worldwide.

These or other factors or the absence of such factors could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of some or all of the component securities held by the SPDR® S&P® Oil & Gas Exploration and Production ETF to decline during the term of the Securities.

♦
The Securities Are Subject to Currency Exchange Rate Risk — Because the iShares® MSCI Emerging Markets ETF invests in stocks denominated in foreign currencies, but the iShares® MSCI Emerging Markets ETF’s shares are denominated in U.S. dollar, changes in currency exchange rates may negatively impact the iShares® MSCI Emerging Markets ETF’s return. Of particular importance to currency exchange rate risk are:

♦	existing and expected rates of inflation;

♦	existing and expected interest rate levels;

♦	political, civil or military unrest;

♦	the balance of payments between countries; and

♦	the extent of governmental surpluses or deficits in the countries represented in the iShares® MSCI Emerging Markets ETF and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the iShares® MSCI Emerging Markets ETF, the United States and other countries important to international trade and finance. An investor’s net exposure to currency exchange rate risk will depend on the extent to which the currencies represented in the iShares® MSCI Emerging Markets ETF strengthen or weaken against the U.S. dollar and the relative weight of each currency represented in the overall iShares® MSCI Emerging Markets ETF. If, taking into account such weighting, the U.S. dollar strengthens against the component currencies as a whole, the price of the iShares® MSCI Emerging Markets ETF will be adversely affected and the value of the Securities linked to the iShares® MSCI Emerging Markets ETF may be reduced. Additionally, the volatility and/or the correlation (including the direction and the extent of such correlation) of the exchange rates between the U.S. dollar and the currencies represented in the iShares® MSCI Emerging Markets ETF could adversely affect the value of the iShares® MSCI Emerging Markets ETF.

♦
The Securities Are Subject to Non-U.S. Securities Markets Risk — Because the iShares® MSCI Emerging Markets ETF includes component securities that are issued by non-U.S. companies in non-U.S. securities markets, the Securities linked to the iShares® MSCI Emerging Markets ETF are subject to non-U.S. securities markets risk. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

♦
The Value of the Securities Linked to the iShares® MSCI Emerging Markets ETF is Subject to Emerging Markets Risk — The value of the Securities is subject to the political and economic risks of emerging market countries by linking to the performance of the iShares® MSCI Emerging Markets ETF. The component securities held by the iShares® MSCI Emerging Markets ETF include securities of companies that are located in an emerging market country and whose securities trade on the exchanges of an emerging market country. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Future political changes may adversely affect the economic conditions of an emerging market nation. Political or economic instability could adversely affect the value of the Securities and the amount payable to you on the Securities.

♦
There Is no Affiliation Between the Fund and Us, and We Have Not Participated in the Preparation of, or Independently Verified, Any Disclosure by the Fund — We are not affiliated with the Fund or the issuers of the component securities held by the Fund or underlying the Tracked Index (such stocks, “Underlying Stocks,” the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we and our affiliates may currently or from time to time in the future engage in business with many of the Underlying Stock Issuers. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the Securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Fund nor any of the Underlying Stock Issuers is involved in this offering of your Securities in any way and none of them has any obligation of any sort with respect to your Securities. Neither the Fund nor any of the Underlying Stock Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
Past Performance of the Fund, its Tracked Index or the Component Securities Held by the Fund Is No Guide to Future Performance — The actual performance of the Fund, its Tracked Index or of the component securities held by the Fund over the term of the Securities, may bear little relation to the historical prices of the shares of the Fund or of the component securities held by the Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this free writing prospectus. We cannot predict the future performance of the Fund, its Tracked Index or of the component securities held by the Fund.

♦
Assuming no Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date —  While the payment(s) on the Securities described in this free writing prospectus is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six and a quarter months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the Securities in the secondary market but is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities — While we expect that, generally, the price of the Fund will affect the value of the Securities more than any other single factor, the value of the Securities will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Fund;

♦	the time remaining to maturity of the Securities;

♦	the composition of the investment portfolio of the Fund and any changes thereto;

♦	the market prices and dividend rates of the component securities held by the Fund;

♦	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

♦	interest rates and yields in the market generally;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Fund and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Fund. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
We, Our Affiliates or Agents, or UBS AG or Its Affiliates May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Market Price of the Shares of the Fund and the Value of Securities — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. We, our affiliates or agents, or UBS AG or its affiliates, may have published research or other opinions that are inconsistent with the investment view implicit in the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Fund to which the Securities are linked.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the component securities held by the Fund, the Fund and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Fund or the component securities held by the Fund, may adversely affect the market value of the component securities held by the Fund, the share price of the Fund, and, therefore, the value of the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the Underlying Stock Issuers whose securities are held by the Fund, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Final Fund Price of the Fund and Payment at Maturity or Call Price due upon an automatic call based on the Closing Price of the Fund in the market. The calculation agent can postpone the determination of the Closing Price of the Fund if a market disruption event occurs on any of the Observation Dates and/or the Final Valuation Date. In addition, the calculation agent retains a degree of discretion about certain adjustments to the Share Adjustment Factor upon the occurrence of certain events that affect the shares of the Fund.  Deutsche Bank AG will also determine the Issuer’s estimated value of the Securities on the Trade Date and the price, if any, at which Deutsche Bank AG or our affiliates would be willing to purchase the Securities from you in secondary market transactions.  In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain —There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity
The following table and hypothetical examples below illustrate the Payment at Maturity or Call Price due upon an automatic call for a hypothetical range of performances for the Fund. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Fund relative to its Initial Fund Price. We cannot predict the Final Fund Price or the Closing Price of the Fund on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of any Fund. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis.

The following examples and table illustrate the Payment at Maturity or Call Price due upon an automatic call per Security on a hypothetical offering of Securities based on the following assumptions*:

Term:	Approximately 5 years, subject to a quarterly automatic call beginning after the first year
Hypothetical Initial Fund Price*:	$60.00
Hypothetical Trigger Price*:	$42.00 (70.00% of the hypothetical Initial Fund Price)
Call Return and Call Prices*:

Observation Dates	Expected Call Settlement Dates	Call Return*	Call Price*
July 25, 2014	July 29, 2014	8.00%	$10.80
October 20, 2014	October 22, 2014	10.00%	$11.00
January 20, 2015	January 22, 2015	12.00%	$11.20
April 20, 2015	April 22, 2015	14.00%	$11.40
July 20, 2015	July 22, 2015	16.00%	$11.60
October 19, 2015	October 21, 2015	18.00%	$11.80
January 19, 2016	January 21, 2016	20.00%	$12.00
April 20, 2016	April 22, 2016	22.00%	$12.20
July 19, 2016	July 21, 2016	24.00%	$12.40
October 19, 2016	October 21, 2016	26.00%	$12.60
January 19, 2017	January 23, 2017	28.00%	$12.80
April 19, 2017	April 21, 2017	30.00%	$13.00
July 19, 2017	July 21, 2017	32.00%	$13.20
October 19, 2017	October 23, 2017	34.00%	$13.40
January 19, 2018	January 23, 2018	36.00%	$13.60
April 19, 2018	April 23, 2018	38.00%	$13.80
July 19, 2018 (Final Valuation Date)	July 25, 2018 (Maturity Date)	40.00%	$14.00

*
Based on a hypothetical Call Return Rate of 8.00% per annum. The actual Call Return Rate for each offering of the Securities is listed on the cover hereof and the actual Initial Fund Price and Trigger Price for each offering of the Securities will be set on the Trade Date.

Example 1 — The Closing Price of the Fund on the first Observation Date is $65.00, which is greater than the Initial Fund Price of $60.00 — the Securities are automatically called.

Because the Closing Price of the Fund on the first Observation Date is greater than or equal to the Initial Fund Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date the Call Price of $10.80 per $10.00 Face Amount of Securities, representing a 8.00% return on the Securities.

Example 2 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Fund Price of $70.00 is greater than the Initial Fund Price of $60.00 — the Securities are automatically called.

Because the Securities were not previously automatically called and the Final Fund Price is greater than or equal to the Initial Fund Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date) the Call Price of $14.00 per $10.00 Face Amount of Securities, representing a 40.00% return on the Securities.

Example 3 — The Closing Price of the Fund is not greater than or equal to the Initial Fund Price on any of the Observation Dates and the Final Fund Price of $45.00 is greater than or equal to the Trigger Price of $42.00 — the Securities are NOT automatically called.

Because the Closing Price of the Fund on all of the Observation Dates is not greater than or equal to the Initial Fund Price, the Securities are not automatically called. Because the Final Fund Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you a Payment at Maturity equal to $10.00 per $10.00 Face Amount of Securities, representing a 0.00% return on the Securities.

Example 4 — The Closing Price of the Fund is not greater than or equal to the Initial Fund Price on any of the Observation Dates and the Final Fund Price of $24.00 is less than the Trigger Price of $42.00 — the Securities are NOT automatically called.

Because the Closing Price of the Fund on all of the Observation Dates is not greater than or equal to the Initial Fund Price, the Securities are not automatically called. Because the Final Fund Price is less than the Trigger Price, your initial investment will be fully exposed to any negative Fund Return. Accordingly, Deutsche Bank AG will pay you a Payment at Maturity calculated as follows:

$10.00 + ($10.00 × Fund Return) =
$10.00 + ($10.00 × -60.00%) = $4.00

If the Securities are not automatically called and the Final Fund Price is less than the Trigger Price, your initial investment will be fully exposed to any negative Fund Return, resulting in a loss of 1.00% of the Face Amount of Securities for every 1.00% decline in the Final Fund Price as compared to the Initial Fund Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

The Funds
All disclosures contained in this free writing prospectus regarding the Funds are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates have participated in the preparation of, or independently verified, such information about the Funds contained in this free writing prospectus. You should make your own investigation into the Funds.

We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Funds as an indication of future performance. The Funds are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act and investment companies registered under the Investment Company Act of 1940, as amended, are required to file financial and other information specified by the SEC periodically. Information filed by each Fund with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by each Fund under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

SPDR® S&P® Oil & Gas Exploration and Production ETF
We have derived all information contained in this free writing prospectus regarding the SPDR® S&P® Oil & Gas Exploration and Production ETF (the “Oil & Gas Fund”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by SPDR® Series Trust and SSgA Funds Management, Inc. (“SSFM”). The  Oil & Gas Fund is an investment portfolio maintained and managed by SSFM. SSFM is the investment adviser to the Oil & Gas Fund. The SPDR® S&P® Oil & Gas Exploration and Production ETF is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “XOP.”

SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the Oil & Gas Fund. Information provided to or filed with the SEC by SPDR® Series Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding SPDR® Series Trust, SSFM and the Oil & Gas Fund, please see the SPDR® Series Trust’s Prospectus. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents, and we have not participated in the preparation of, or verified, such publicly available information.

The SPDR® S&P® Oil & Gas Exploration and Production ETF

The SPDR® S&P® Oil & Gas Exploration and Production ETF seeks to replicate as closely as possible, before fees and expenses, the returns and characteristics of the S&P® Oil & Gas Exploration & Production Select Industry Index® (the “Tracked Index”), which represents the oil and gas exploration and production sub-industry portion of the U.S. equity market. The companies included in each Select Industry Index are selected on the basis of Global Industry Classification Standard and liquidity and market cap requirements from a universe of companies defined by the S&P® Total Market Index (the “S&P TMI”), a U.S. total market composite index. The Oil & Gas Fund is comprised of the companies in the S&P® Oil & Gas Exploration & Production Select Industry Index® and includes companies in the following sub-industries: exploration and production of oil and gas.

Replication

The Oil & Gas Fund pursues the indexing strategy of “replication” in attempting to track the performance of the Tracked Index. The Oil & Gas Fund will invest in substantially all of the securities that comprise the Tracked Index in approximately the same proportions as in the Tracked Index. The Oil & Gas Fund will normally invest in substantially all, but at least 80% of its total assets in common stocks that comprise the Tracked Index.

Correlation

The Tracked Index is a theoretical financial calculation, while the Oil & Gas Fund is an actual investment portfolio. The Oil & Gas Fund seeks to track the performance of the Tracked Index as closely as possible (i.e., achieve a high degree of correlation with the Tracked Index). However, the return of the Oil & Gas Fund may not match or achieve a high degree of correlation with the return of the Tracked Index due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

The S&P® Oil & Gas Exploration & Production Select Industry Index®

The Tracked Index is an equal weighted index that is designed to measure the performance of the oil and gas exploration and production sub-industry portion of the S&P TMI, a benchmark that measures the performance of the U.S. equity market. The S&P TMI offers broad market exposure to companies of all market capitalization, including all common equities listed on the NYSE, the AMEX and the NASDAQ National and Small Cap markets. Only U.S. companies are eligible for inclusion in the S&P TMI. The Tracked Index includes companies in the following sub-industries: exploration and production of oil and gas. Each of the component stocks in the Tracked Index is a constituent company within the oil and gas exploration and production sub-industry of the S&P TMI. The Tracked Index is reported by Bloomberg under ticker symbol “SPSIOP.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the SPDR® S&P® Oil & Gas Exploration & Production ETF, as reported by Bloomberg. The SPDR® S&P® Oil & Gas Exploration & Production ETF’s closing price on July 10, 2013 was $60.66. The actual Initial Fund Price will be the Closing Price of the SPDR® S&P® Oil & Gas Exploration & Production ETF on the Trade Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
7/1/2008	9/30/2008	$70.93	$42.68	$44.83
10/1/2008	12/31/2008	$43.38	$22.97	$29.64
1/1/2009	3/31/2009	$33.48	$23.41	$26.60
4/1/2009	6/30/2009	$38.25	$27.54	$31.72
7/1/2009	9/30/2009	$39.61	$28.51	$38.62
10/1/2009	12/31/2009	$43.36	$36.91	$41.21
1/1/2010	3/31/2010	$44.07	$39.22	$42.13
4/1/2010	6/30/2010	$45.82	$38.57	$38.99

7/1/2010	9/30/2010	$42.85	$38.05	$42.26
10/1/2010	12/31/2010	$52.71	$42.18	$52.69
1/1/2011	3/31/2011	$64.50	$52.75	$64.50
4/1/2011	6/30/2011	$64.97	$54.71	$58.78
7/1/2011	9/30/2011	$65.24	$42.80	$42.80
10/1/2011	12/31/2011	$57.56	$39.99	$52.69
1/1/2012	3/31/2012	$61.34	$52.67	$56.91
4/1/2012	6/30/2012	$57.85	$45.20	$50.40
7/1/2012	9/30/2012	$59.35	$48.73	$55.69
10/1/2012	12/31/2012	$57.38	$50.69	$54.07
1/1/2013	3/31/2013	$62.10	$55.10	$60.49
4/1/2013	6/30/2013	$62.61	$54.71	$58.18
7/1/2013	7/10/2013*	$60.73	$58.62	$60.66

*
As of the date of this free writing prospectus, available information for the third calendar quarter of 2013 includes data for the period through July 10, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF from July 10, 2008 through July 10, 2013, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Trigger Price equal to 67.50% (the mid-point between 65.00% and 70.00%) of $60.66, which was the closing price of SPDR® S&P® Oil & Gas Exploration & Production ETF on July 10, 2013. The actual Initial Fund Price and Trigger Price will be determined on the Trade Date. The historical prices of the SPDR® S&P® Oil & Gas Exploration & Production ETF should not be taken as an indication of future performance, and no assurance can be given as to the Final Fund Price or any closing price of the Fund. We cannot give you assurance that the performance of the Fund will result in a positive return on your initial investment and you could lose a significant portion or all of the Face Amount at maturity.

The IShares® Emerging Markets ETF
The iShares® MSCI Emerging Markets ETF is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. The iShares® MSCI Emerging Markets ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is designed to measure equity market performance in the global emerging markets. The iShares® MSCI Emerging Markets ETF trades on the NYSE Arca under the ticker symbol “EEM UP.” It is possible that the iShares® MSCI Emerging Markets ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the iShares® MSCI Emerging Markets ETF, the fees and expenses of the iShares® MSCI Emerging Markets ETF or due to other circumstances. On July 1, 2013, the name of the iShares® MSCI Emerging Markets ETF changed from the iShares® MSCI Emerging Markets Index Fund to the iShares® MSCI Emerging Markets ETF. This section is a summary only of the iShares® MSCI Emerging Markets ETF. For more information on the iShares® MSCI Emerging Markets ETF, including information concerning calculation methodology and adjustment policy, please see the section entitled “Exchange Traded Funds — iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement No. 1 dated October 1, 2012.  For more information on the MSCI Emerging Markets Index, please see the section entitled “Indices — The MSCI Emerging Markets Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

Historical Information

The following table sets forth the quarterly high and low closing prices for the iShares® MSCI Emerging Markets ETF, as reported by Bloomberg. The iShares® MSCI Emerging Markets ETF’s closing price on July 10, 2013 was $37.50. The actual Initial Fund Price will be the Closing Price of the iShares® MSCI Emerging Markets ETF on the Trade Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
7/1/2008	9/30/2008	$44.43	$31.33	$34.53
10/1/2008	12/31/2008	$33.90	$18.22	$24.97
1/1/2009	3/31/2009	$27.09	$19.94	$24.81
4/1/2009	6/30/2009	$34.64	$25.65	$32.23
7/1/2009	9/30/2009	$39.29	$30.75	$38.91
10/1/2009	12/31/2009	$42.07	$37.56	$41.50
1/1/2010	3/31/2010	$43.22	$36.83	$42.12
4/1/2010	6/30/2010	$43.98	$36.16	$37.32
7/1/2010	9/30/2010	$44.77	$37.59	$44.77
10/1/2010	12/31/2010	$48.58	$44.77	$47.62
1/1/2011	3/31/2011	$48.69	$44.63	$48.69
4/1/2011	6/30/2011	$50.21	$45.50	$47.60
7/1/2011	9/30/2011	$48.46	$34.95	$35.07
10/1/2011	12/31/2011	$42.80	$34.36	$37.94
1/1/2012	3/31/2012	$44.76	$38.23	$42.94
4/1/2012	6/30/2012	$43.54	$36.68	$39.19
7/1/2012	9/30/2012	$42.37	$37.42	$41.32
10/1/2012	12/31/2012	$44.35	$40.14	$44.35
1/1/2013	3/31/2013	$45.20	$41.80	$42.78
4/1/2013	6/30/2013	$44.23	$36.63	$38.57
7/1/2013	7/10/2013*	$38.63	$37.34	$37.50

*
As of the date of this free writing prospectus, available information for the third calendar quarter of 2013 includes data for the period through July 10, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of the iShares® MSCI Emerging Markets ETF from July 10, 2008 through July 10, 2013, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Trigger Price equal to 67.50% (the mid-point between 65.00% and 70.00%) of $37.50, which was the closing price of iShares® MSCI Emerging Markets ETF on July 10, 2013. The actual Initial Fund Price and Trigger Price will be determined on the Trade Date. The historical prices of the iShares® MSCI Emerging Markets ETF should not be taken as an indication of future performance, and no assurance can be given as to the Final Fund Price or any closing price of the Fund. We cannot give you assurance that the performance of the Fund will result in a positive return on your initial investment and you could lose a significant portion or all of the Face Amount at maturity.

What Are the Tax Consequences of an Investment in the Securities?
In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including at maturity or pursuant to a call) and (ii) your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.25 per $10.00 Security. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.